ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-180289

Dated December 5, 2013

HSBC USA Inc. Airbag Return Optimization Securities

Linked to an Global Index Basket due on or about December 31, 2019

Investment Description

These Airbag Return Optimization Securities linked to the performance of an equally weighted basket (the “Basket”) consisting of the S&P 500® Index (“SPX”) and the EURO STOXX 50® Index (“SX5E") (each an “Index,” and together, the “Indices”) are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”), which we refer to as the “Securities.” The Securities will rank equally with all of our other unsecured and unsubordinated debt obligations. If the Basket Return is positive, HSBC will repay the Principal Amount at maturity plus a return equal to the Basket Return times the Multiplier of 1.5, up to the Maximum Gain, which will be set on the Trade Date and is expected to be between 70.00% and 78.00%. If the Basket Return is zero or negative but greater than or equal to the Threshold Percentage of -40%, HSBC will repay the full Principal Amount at maturity. However, if the Basket Return is negative and is less than the Threshold Percentage, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of approximately 1.67% of principal for each 1% that the Basket Return is less than -40%, up to a loss of your entire investment. Investing in the Securities involves significant risks. HSBC will not pay any interest on the Securities. You may lose some or all of your Principal Amount. The contingent repayment of principal only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC. If HSBC were to default on its payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features

❑	Enhanced Growth Potential Up to the Maximum Gain: If the Basket Return is greater than zero, HSBC will repay your Principal Amount at maturity plus a return equal to the Basket Return multiplied by the Multiplier, up to the Maximum Gain. If the Basket Return is negative, investors may be exposed to the downside market risk of the Basket at maturity.
❑	Contingent Repayment of Principal at Maturity: If the Basket Return is zero or negative, but is greater than or equal to the Threshold Percentage of -40%, HSBC will repay your Principal Amount at maturity. However, if the Basket Return is less than the Threshold Percentage, HSBC will pay less than the full Principal Amount at maturity, if anything, resulting in a loss of approximately 1.67% of the Principal Amount for each 1% that the Basket Return is less than -40%, up to a loss of your entire investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of HSBC.

Key Dates[1]

Trade Date	December 27, 2013
Settlement Date	December 31, 2013
Final Valuation Date[2]	December 24, 2019
Maturity Date[2]	December 31, 2019

1 Expected. In the event we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Securities remains the same.

2 Subject to adjustment as described in the accompanying Equity Index Underlying Supplement.

The securities are significantly riskier than conventional debt INSTRUMENTS. the terms of the securities may not obligate HSBC TO REPAY THE FULL PRINCIPAL AMOUNT OF THE securities. the securities CAN have UP TO THE FULL downside MARKET risk OF the BASKET AND THE IndICES, WHICH CAN RESULT IN A LOSS OF SOME OR ALL OF THE PRINCIPAL AMOUNT at maturity. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING a DEBT OBLIGATION OF hsbc.  You should not PURCHASE the securities if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the securities.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘KEY RISKS’’ BEGINNING ON PAGE 4 OF THIS FREE WRITING PROSPECTUS AND THE MORE DETAILED ‘‘RISK FACTORS’’ BEGINNING ON PAGE S-1 OF THE ACCOMPANYING Equity Index UNDERLYING SUPPLEMENT AND BEGINNING ON PAGE S-3 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES.

Security Offering

HSBC USA Inc. is offering Airbag Return Optimization Securities Linked to the Basket.  The Maximum Gain will be determined on the Trade Date. The Securities are offered at $1,000 per Security.

Basket (Basket Weightings)	Basket Starting Level	Initial Levels	Multiplier	Maximum Gain	Threshold Percentage	CUSIP/ISIN
S&P 500® Index (50%) and EURO STOXX 50® Index (50%)	100	[●] with respect to the SPX, and [●] with respect to the SX5E	1.5	70.00% to 78.00%	-40%	40434B644/US40434B6442

See “Additional Information About HSBC USA Inc. and the Securities” on page 2 of this free writing prospectus. The Securities offered will have the terms specified in the accompanying prospectus dated March 22, 2012, the accompanying prospectus supplement dated March 22, 2012, the accompanying Equity Index Underlying Supplement dated March 22, 2012 and the terms set forth herein.

Neither the U.S. Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this document, the accompanying Equity Index Underlying Supplement, prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction.

The Securities will not be listed on any U.S. securities exchange or quotation system. HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc., acting as agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 10 for a description of the distribution arrangement.

The Estimated Initial Value of the Securities on the Trade Date is expected to be between $910 and $965 per Security, which will be less than the price to public. The market value of the Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page 3 and “Key Risks” beginning on page 4 of this document for additional information.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Us
Per Security	$1,000	$35	$965
Total

(1) See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 10 of this free writing prospectus.

The Securities:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Financial Services Inc.	HSBC Securities (USA) Inc.

Additional Information About HSBC USA Inc. and the Securities

This free writing prospectus relates to an offering linked to the Basket identified on the cover page. As a purchaser of a Security, you will acquire an investment instrument linked to the Basket. Although this offering relates to the Basket identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Basket, or as to the suitability of an investment in the Securities.

You should read this document together with the Equity Index Underlying Supplement dated March 22, 2012, the prospectus dated March 22, 2012 and the prospectus supplement dated March 22, 2012. If the terms of the Securities offered hereby are inconsistent with those described in the accompanying Equity Index Underlying Supplement, prospectus supplement or prospectus, the terms described in this free writing prospectus will control. You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 4 of this free writing prospectus and in “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the prospectus supplement, as the Securities involve risks not associated with conventional debt securities. You are urged to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

HSBC has filed a registration statement (including the Equity Index Underlying Supplement, a prospectus and prospectus supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the Equity Index Underlying Supplement, the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the Equity Index Underlying Supplement, prospectus and prospectus supplement if you request them by calling toll-free 1-866-811-8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦	Equity Index Underlying Supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000114420412016693/v306691_424b2.htm
♦	Prospectus supplement dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm
♦	Prospectus dated March 22, 2012:
http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the “Equity Index Underlying Supplement” mean the Equity Index Underlying Supplement dated March 22, 2012, references to “prospectus supplement” mean the prospectus supplement dated March 22, 2012 and references to “accompanying prospectus” mean the HSBC prospectus dated March 22, 2012.

Investor Suitability

The Securities may be suitable for you if:

♦ You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that can have up to the full downside market risk of the Basket.

♦ You believe the Basket will appreciate over the term of the Securities, but will not appreciate by more than the Maximum Gain.

♦ You understand and accept that your potential return is limited by the Maximum Gain.

♦ You believe the Basket Return is not likely to be below the Threshold Percentage and, if it is, you can tolerate losing some or all of your initial investment.

♦ You would be willing to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦ You are willing to hold the Securities to maturity, a term of approximately six years, and accept that there may be little or no secondary market for the Securities.

♦ You accept the risk and return profile of the Securities, in contrast to conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦ You do not seek current income from your investment and are willing to forgo dividends paid on the stocks included in the Indices.

♦ You are willing to assume the credit risk of HSBC, as Issuer of the Securities, and understand that if HSBC defaults on its obligations, you may not receive any amounts due to you including any repayment of your principal.

The Securities may not be suitable for you if:

♦ You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦ You cannot tolerate a loss of all or a substantial portion of your investment and are unwilling to make an investment that can have up to the full downside market risk of the Basket.

♦ You seek an investment that provides a full return of principal at maturity.

♦ You believe that the level of the Basket will decline during the term of the Securities and that the Basket Return is likely to be below the Threshold Percentage on the Final Valuation Date, or you believe the Basket will appreciate over the term of the Securities by more than the Maximum Gain.

♦ You seek an investment that participates in the full appreciation of the Basket or that has unlimited returns.

♦ You would be unwilling to invest in the Securities if the Maximum Gain was set equal to the bottom of the range indicated on the cover hereof (the actual Maximum Gain will be set on the Trade Date).

♦ You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating that would pay interest at prevailing market rates.

♦ You seek current income from this investment or prefer to receive the dividends paid on the stocks included in the Indices.

♦ You are unable or unwilling to hold the Securities to maturity, a term of approximately six years, or you seek an investment for which there will be an active secondary market.

♦ You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Securities, for any payment on the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 4 of this free writing prospectus and the more detailed “Risk Factors” beginning on page S-1 of the Equity Index Underlying Supplement and beginning on page S-3 of the accompanying prospectus supplement.

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Indicative Terms

Issuer	HSBC USA Inc.
Principal Amount	$1,000 per Security
Term	Six years
Basket and Basket Weightings	An equally weighted Basket consisting of the S&P 500® Index (Ticker: SPX) (50%) and the EURO STOXX 50® Index (Ticker: SX5E) (50%)
Payment at Maturity (per $1,000 Principal Amount Security)

If the Basket Return is positive, HSBC will pay you an amount in cash equal to the lesser of:

(A) $1,000 + ($1,000 × Basket Return x Multiplier); and

(B) $1,000 + ($1,000 × Maximum Gain)

If the Basket Return is zero or negative but equal to or greater than the Threshold Percentage, HSBC will pay you an amount in cash equal to your Principal Amount, or $1,000 per Security.

If the Basket Return is negative and less than the Threshold Percentage, HSBC will pay you a cash payment at maturity that is less than the Principal Amount, if anything, equal to:

$1,000 + [$1,000 × (Basket Return – Threshold Percentage) × Threshold Multiplier]

In this scenario, you will lose approximately 1.67% of principal for each 1% that the Basket Return is less than -40%, up to a loss of your entire investment.

Multiplier	1.5
Threshold Percentage	-40.00%
Threshold Multiplier	Approximately 1.67
Maximum Gain	Between 70.00% and 78.00%. The actual Maximum Gain will be determined on the Trade Date.
Basket Return	Basket Ending Level – Basket Starting Level Basket Starting Level
Basket Starting Level	Set to 100 on the Trade Date.
Basket Ending Level

On the Final Valuation Date, the Basket Ending Level will be calculated as follows:

100 × [1 + (SPX return × 50%) + (SX5E return × 50%)]

Each of the SPX return and SX5E return set forth in the formula above will reflect the performance of that Index, expressed as a percentage, from its Initial Level to its Final Level, calculated as follows:

Final Level – Initial Level

Initial Level

Initial Level	The Official Closing Level of the relevant Index on the Trade Date.
Final Level	The Official Closing Level of the relevant Index on the Final Valuation Date.
Official Closing Level	The Official Closing Level on any scheduled trading day will be the closing level of the relevant Index on such scheduled trading day as determined by the Calculation Agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>” with respect to the SPX and “SX5E <INDEX>” with respect to the SX5E, or on any successor page on the Bloomberg Professional® service or any successor service, as applicable.
CUSIP / ISIN	40434B644/US40434B6442
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Estimated Initial Value	The Estimated Initial Value of the Securities will be less than the price you pay to purchase the Securities. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Trade Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the securities, which will be determined by us on the Trade Date, will be less than the price to public and may differ from the market value of the securities in the secondary market, if any.”
Business Day	A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.
Payment When Offices or Settlement Systems Are Closed	If any payment is due on the Securities on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Investment Timeline

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Key Risks

An investment in the Securities involves significant risks. Some of the risks that apply to the Securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the Securities generally in the “Risk Factors” section of the accompanying Equity Index Underlying Supplement and the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	Your Investment in the Securities May Result in a Loss – The Securities differ from ordinary debt securities in that the Issuer will not necessarily pay the full Principal Amount of the Securities at maturity. HSBC will only pay you an amount that is equal to or greater than the Principal Amount of your Securities if the Basket Return is greater than or equal to the Threshold Percentage and only at maturity. If the Basket Return is below the Threshold Percentage, you will lose approximately 1.67% of the Principal Amount for each 1% that the Basket Return is less than the Threshold Percentage. Accordingly, if the Basket Return is below the Threshold Percentage, the amount of cash you receive will be less than the Principal Amount, resulting in a loss of some or all of the Principal Amount.
♦	Limited Return at Maturity – The return on the Securities at maturity is subject to the Maximum Gain. If the Basket Return times the Multiplier is greater than the Maximum Gain, the return on the Securities will be limited to the Principal Amount multiplied by the Maximum Gain and you will not benefit from any further appreciation of the Basket.
♦	The Contingent Repayment of Principal Applies Only if You Hold the Securities to Maturity – You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Basket Return at that time is above the Threshold Percentage.
♦	The Amount Payable on the Securities Is Not Linked to the Level of the Basket at Any Time Other Than on the Final Valuation Date – The Basket Ending Level will be based on the Official Closing Levels of the Indices on the Final Valuation Date, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Basket appreciates prior to the Final Valuation Date but then decreases on the Final Valuation Date to a level that is less than the Basket Starting Level, the Payment at Maturity will be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Basket prior to that decrease. Although the actual level of the Basket on the Maturity Date or at other times during the term of the Securities may be higher than the Basket Ending Level, the Payment at Maturity will be based solely on the Basket Ending Level on the Final Valuation Date.
♦	The Estimated Initial Value of the Securities, Which Will Be Determined by Us on the Trade Date, Will Be Less Than the Price to Public and May Differ from the Market Value of the Securities in the Secondary Market, if Any – The Estimated Initial Value of the Securities will be calculated by us on the Trade Date and will be less than the price to public. The Estimated Initial Value will reflect the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Securities. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Securities may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Securities to be more favorable to you. We will determine the value of the embedded derivatives in the Securities by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Securities that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market (if any exists) at any time.
♦	The Price of Your Securities in the Secondary Market, if Any, Immediately After the Trade Date Will Be Less Than the Price to Public – The price to public takes into account certain costs. These costs include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Securities, the costs associated with structuring and hedging our obligations under the Securities, and the underwriting discount. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Securities in the secondary market, if any, the price you would receive for your Securities may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Securities in the secondary market, if any, at any time after issuance will vary based on many factors, including the level of the Basket and changes in market conditions, and cannot be predicted with accuracy. The Securities are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Securities to maturity. Any sale of the Securities prior to maturity could result in a loss to you.
♦	If We Were to Repurchase Your Securities Immediately After the Settlement Date, the Price You Receive May Be Higher Than the Estimated Initial Value of the Securities – Assuming that all relevant factors remain constant after the Settlement Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the securities in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Trade Date for a temporary period expected to be approximately 11 months after the Settlement Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the securities and other costs in connection with the securities that we will no longer expect to incur over the term of the securities. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the securities. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Settlement Date of the securities based on changes in market conditions and other factors that cannot be predicted.
♦	The Securities Are Subject to the Credit Risk of the Issuer – The Securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and
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prospectus, the Securities will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Securities, including any repayment of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Securities and, in the event HSBC were to default on its obligations, you may not receive any amount owed to you under the terms of the Securities and you could lose your entire investment.
♦	No Interest Payments – HSBC will not make any interest payments with respect to the Securities.
♦	The Securities Lack Liquidity – The Securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the Securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the Securities. The price, if any, will exclude any fees or commissions paid when the Securities were purchased and therefore will generally be lower than your purchase price.
♦	Owning the Securities Is Not the Same as Owning the Stocks Comprising the Indices – The return on your Securities may not reflect the return you would realize if you actually owned the stocks included in the Indices. As a holder of the Securities, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks included in the Indices would have.
♦	Market Price Prior to Maturity – The market price of the Securities will be influenced by many unpredictable and interrelated factors, including the level of the Indices; the volatility of the Indices; dividends paid on the stocks included in the Indices; the time remaining to the maturity of the Securities; interest rates in the markets in general; geopolitical conditions and economic, financial, political, regulatory, judicial or other events; and the creditworthiness of HSBC.
♦	Non-U.S. Securities Markets Risks – The stocks included in the SX5E are issued by non-U.S. companies and are traded on various non-U.S. exchanges. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks than stocks issued by U.S. companies and listed on U.S. exchanges.
♦	The Basket Return Will Not Be Adjusted for Changes in Exchange Rates Relative to the U.S. Dollar Even Though the SX5E Constituent Stocks Are Traded in a Foreign Currency and the Securities Are Denominated in U.S. Dollars – The value of your Securities will not be adjusted for exchange rate fluctuations between the U.S. dollar and the euro. Therefore, if the euro appreciates or depreciates relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.
♦	Changes Affecting the Indices – The policies of the reference sponsors concerning additions, deletions and substitutions of the stocks included in the Indices and the manner in which the reference sponsors takes account of certain changes affecting those stocks included in the Indices may adversely affect the level of the Basket. The policies of the reference sponsors with respect to the calculation of the Indices could also adversely affect the level of the Basket. The reference sponsors may discontinue or suspend calculation or dissemination of the Indices. Any such actions could have an adverse effect on the value of the Securities. The reference sponsor for the SPX is S&P Dow Jones Indices LLC and the reference sponsor for the SX5E is STOXX Limited.
♦	Changes in the Level of Each Index May Offset One Another – Changes in the levels of the Indices may not correlate with each other. Even if the level of one of the Indices increases, the level of the other Index may not increase as much or may even decrease. Therefore, in calculating the Basket Ending Level, increases in the level of one Index may be moderated, or wholly offset, by lesser increases or declines in the level of the other Index.
♦	Potential HSBC and UBS Financial Services Inc. Impact on the Indices– Trading or transactions by HSBC, UBS Financial Services Inc., or any of their respective affiliates in the stocks included in the Indices, or in futures, options, exchange-traded funds or other derivative products on stocks included in the Indices, may adversely affect the market value of the stocks included in the Indices, the level of the Indices, and, therefore, the market value of the Securities.
♦	Potential Conflict of Interest – HSBC, UBS Financial Services Inc., or any of their respective affiliates may engage in business with the issuers of the stocks comprising the Indices, which could affect the price of such stocks or the levels of the Indices and thus, may present a conflict between the obligations of HSBC and you, as a holder of the Securities. Additionally, potential conflicts of interest may exist between the Calculation Agent, which may be HSBC or any of its affiliates, and you with respect to certain determinations and judgments that the Calculation Agent must make, which include determining the Payment at Maturity based on the Basket Ending Level as well as whether to postpone the determination of the Basket Ending Level and the Maturity Date if a Market Disruption Event occurs and is continuing on the Final Valuation Date.
♦	Potentially Inconsistent Research, Opinions or Recommendations by HSBC, UBS Financial Services Inc., or Their Respective Affiliates – HSBC, UBS Financial Services Inc., or any of their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities and such research, opinions or recommendations may be revised at any time. Any such research, opinions or recommendations could affect the price of the stocks included in the Indices or the levels of the Indices, and therefore, the market value of the Securities.
♦	The Securities Are Not Insured or Guaranteed by any Governmental Agency of the United States or any Other Jurisdiction – The Securities are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Securities and you could lose your entire investment.
♦	Uncertain Tax Treatment – Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your own tax situation. See “What Are the Tax Consequences of the Securities?” on page 8 of this free writing prospectus.
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Scenario Analysis and Examples at Maturity

The scenario analysis and examples below are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Basket relative to the Basket Starting Level. We cannot predict the Basket Ending Level. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Basket. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the Payment at Maturity for a $1,000 Principal Amount.

Term:	Six years
Principal Amount:	$1,000
Basket Starting Level:	100
Multiplier:	1.5
Hypothetical Maximum Gain*:	70.00%
Threshold Percentage:	-40.00%
Threshold Multiplier:	1.67
*	The actual Maximum Gain will be set on the Trade Date.

Example 1: The Basket Ending Level is 110.00 for a Basket Return of 10%.

Since the Basket Return is positive, the Payment at Maturity per Security will be calculated as follows:

$1,000 + ($1,000 × 10% x 1.5) = $1,150.00 per Security

Example 2: The Basket Ending Level is 160.00 for a Basket Return of 60%.

Since the Basket Return, when multiplied by the multiplier, is greater than the Maximum Gain, the Payment at Maturity per Security will be limited by the Maximum Gain and will be calculated as follows:

$1,000 + ($1,000 × 70.00%) = $1,700.00 per Security

Example 3: The Basket Ending Level is 90.00 for a Basket Return of -10%.

Since the Basket Return is negative but greater than the Threshold Percentage, HSBC will repay the full Principal Amount and the Payment at Maturity is equal to $1,000.00 per Security.

Example 4: The Basket Ending Level is 40.00 for a Basket Return of -60%.

Since the Basket Return is negative and less than the Threshold Percentage, the Securities will be exposed to the negative Basket Return beyond the Threshold Percentage multiplied by the Threshold Multiplier. Therefore, the Payment at Maturity per Security will be calculated as follows:

$1,000 + [$1,000 × (-60% + 40%) × 1.67] = $666.67 per Security

If the Basket Return is below the Threshold Percentage on the Final Valuation Date, your investment in the Securities will be exposed to the downside market risk of the Basket and you will lose some or all of your principal at maturity.

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Scenario Analysis – Hypothetical Payment at Maturity for each $1,000 Principal Amount.

Hypothetical Basket Ending Level	Hypothetical Basket Return(1)	Hypothetical Payment at Maturity	Hypothetical Return on Securities
200.00	100.00%	$1,700.00	70.00%
190.00	90.00%	$1,700.00	70.00%
180.00	80.00%	$1,700.00	70.00%
170.00	70.00%	$1,700.00	70.00%
160.00	60.00%	$1,700.00	70.00%
150.00	50.00%	$1,700.00	70.00%
140.00	40.00%	$1,700.00	70.00%
130.00	30.00%	$1,700.00	70.00%
146.67	46.67%	$1,700.00	70.00%
130.00	30.00%	$1,450.00	45.00%
120.00	20.00%	$1,300.00	30.00%
115.00	15.00%	$1,225.00	22.50%
110.00	10.00%	$1,150.00	15.00%
105.00	5.00%	$1,075.00	7.50%
100.00	0.00%	$1,000.00	0.00%
95.00	-5.00%	$1,000.00	0.00%
90.00	-10.00%	$1,000.00	0.00%
85.00	-15.00%	$1,000.00	0.00%
80.00	-20.00%	$1,000.00	0.00%
70.00	-30.00%	$1,000.00	0.00%
60.00	-40.00%	$1,000.00	0.00%
50.00	-50.00%	$833.33	-16.67%
40.00	-60.00%	$666.67	-33.33%
30.00	-70.00%	$500.00	-50.00%
20.00	-80.00%	$333.33	-66.67%
10.00	-90.00%	$166.67	-83.33%
0.00	-100.00%	$0.00	-100.00%

(1)	The Basket Return excludes cash dividend payments on stocks included in the Indices.
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What Are the Tax Consequences of the Securities?

You should carefully consider, among other things, the matters set forth in the section “U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the Securities. This summary supplements the section “U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities. Under one reasonable approach, the Securities should be treated as pre-paid cash-settled executory contracts with respect to the Indices. HSBC intends to treat the Securities consistent with this approach and pursuant to the terms of the Securities, you agree to treat the Securities under this approach for all U.S. federal income tax purposes. Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from HSBC, in the opinion of HSBC’s special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Securities in accordance with this approach. Pursuant to this approach, HSBC does not intend to report any income or gain with respect to the Securities prior to their maturity or an earlier sale or exchange and HSBC intends to treat any gain or loss upon maturity or such earlier sale or exchange as long-term capital gain or loss, provided that you have held the Security for more than one year at such time for U.S. federal income tax purposes. See "U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to Securities that are treated as pre-paid cash-settled executory contracts.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Securities, other characterizations and treatments are possible and the timing and character of income in respect of the Securities might differ from the treatment described above. For example, the Securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or pre-paid forward contract (which may include the Securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder (as defined in the prospectus supplement) of a Security is required to accrue income in respect of the Security prior to the receipt of payments with respect to the Security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a Security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the Security could be subject to U.S. withholding tax in respect of a Security. It is unclear whether any regulations or other guidance would apply to the Securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the Securities.

We will not attempt to ascertain whether any of the entities whose stock is included in the Indices would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If one or more of the entities whose stock is included in the Indices were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the entities whose stock is included in the Indices and consult your tax advisor regarding the possible consequences to you if one or more of the entities whose stock is included in the Indices are or become PFICs or USRPHCs.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

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The S&P 500® Index

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of December 4, 2013 were: Information Technology, Financials, Health Care, Consumer Discretionary and Industrials.

In September 2012, S&P Dow Jones Indices LLC updated its index methodology so that, subject to several exceptions, shareholdings by specified types of insiders that represent more than 5% of the outstanding shares of a security are removed from the float for purposes of calculating the SPX

For more information about the SPX, see “The S&P 500® Index” on page S-6 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from December 3, 2008 to December 3, 2013, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the SPX should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The Official Closing Level of the SPX on December 3, 2013 was 1,795.15

EURO STOXX 50® Index

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” on page S-40 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from December 3, 2008 to December 3, 2013, as reported on the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. The historical levels of the SX5E should not be taken as an indication of future performance.

Source: Bloomberg Professional® service

The Official Closing Level of the SX5E on December 3, 2013 was 3,013.88

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Events of Default and Acceleration

If the Securities have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Securities, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Indicative Terms” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Basket Return, and the accelerated Maturity Date will be four business days after the accelerated Final Valuation Date. If a market disruption event exists on that scheduled trading day, then the accelerated Final Valuation Date will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date). The accelerated Maturity Date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to an Index on the scheduled trading day preceding the date of acceleration, the determination of that Index’s Final Level will be made on such date, irrespective of the existence of a Market Disruption Event with respect to the other Index occurring on that date.

If the Securities have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Securities. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Securities from HSBC for distribution to UBS Financial Services Inc. (the “Agent”). HSBC will agree to sell to the Agent, and the Agent will agree to purchase, all of the Securities at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) containing the final pricing terms of the Securities. HSBC has agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this free writing prospectus to its affiliates.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the Securities in the secondary market, but is not required to do so. We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the Securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Securities, but is under no obligation to make a market in the Securities and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the accompanying prospectus supplement.

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